EXHIBIT 10.1

August 17, 2022

Cayman Water Company Ltd.

P.O. Box 1114

Grand Cayman KY1-1102

Cayman Islands

Attention Mr. David Sasnett

Dear Mr. Sasnett,

Re:	Credit Facility in Favour of Cayman Water Company Limited (the “Borrower”)

Further to your application, Scotiabank & Trust (Cayman) Ltd. (“the Bank”) confirms that, subject to your acceptance of this letter agreement as hereinafter provided, the Bank will establish the credit facility described herein in favour of the Borrower on and subject to the terms and conditions set out in this agreement (the “Agreement”).

The Schedule to this Agreement form an integral part of this Agreement. Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in Schedule “A”.

1.	THE CREDIT FACILITY
1.1	Revolving Line of Credit (the “Facility”)
AMOUNT:	Aggregate advance under the Facility shall not exceed Ten Million Dollars ($10,000,000).
CURRENCY:	United States Dollars
PURPOSE:	The Facility will be utilized to assist with the Borrower’s general working capital requirements.
AVAILMENT:

Subject to satisfaction of all Condition Precedent and ongoing compliance with all other terms and conditions noted herein, the Borrower utilize the Facility evidenced by way of Term SOFR Grid Promissory Note.

INTEREST RATE & INTEREST PERIOD:

Interest shall accrue on all advances outstanding under the Facility from the applicable Drawdown Date until repayment in full at a rate per annum equal to Term SOFR (as defined in Schedule A) for 1 month interest period plus the Margin of 2.00%.

All calculations of interest on the Facility shall be made on the basis of a year of 360 days for Term SOFR.

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Interest shall accrue on each advance for the day on which the advance is made, and shall not accrue on an advance, or any portion thereof, for the day on which the advance is repaid
REPAYMENT:

Advances made under the Facility are repayable in full upon demand. So long as the Bank has not demanded repayment, the Facility shall be interest only payments on a monthly basis, commencing 1-month from initial drawdown, with the outstanding balance due on the Maturity Date, unless the Bank, at its sole discretion, agrees to renew the Facility for a further Term.

For greater certainty, the Facility will be repayable in full at Maturity Date (Maturity Date being defined as 2-years from the date of initial advance), unless the Bank in its sole discretion agrees to renew for a further term.

The Revolving Line of Credit is sometimes referred to as the “Facility”, in this Agreement.

The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternative Base Rate, the Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternative Base Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternative Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain the Alternative Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this commitment letter, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	DRAWDOWN PROCEDURE
2.1	The Borrower may obtain advances from time to time under the Facility by submitting to the Bank a drawdown request in form and substance satisfactory to the Bank not less than two (2) Business Days in advance.
2.2	The following conditions must be satisfied prior to any advance being made available to the Borrower:
(a)	no Event of Default shall have occurred and is continuing;

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(b)	there shall not have been any material adverse changes in the financial condition or the environmental condition of the Borrower or any guarantor of the Borrower, as determined by the Bank;
(c)	satisfaction of all of the conditions precedent set forth in Section 5.1; and
(d)	if requested by the Bank, execution and delivery to the Bank of a Term SOFR Grid Promissory Note, in form and substance satisfactory to the Bank.
2.3	Advances under the Facility are available at the discretion of the Bank and the Bank may decline to make an advance under the Facility at any time.
3.	SECURITY

As general and continuing security for the due payment and performance of the indebtedness, liability and obligations of the Borrower to the Bank under the Loan Documents, the following security shall be provided to the Bank in form and substance satisfactory to the Bank (the “Security Documents”). Each Security Document will be duly filed, registered and renewed as required in order to create, perfect or preserve the security interests created therein and the priority thereof to the satisfaction of the Bank at the Borrower’s expense:

(a)	First Demand Legal Debenture stamped to US$10,000,000 providing a First Charge over all the fixed and floating assets of Cayman Water Company Limited.
(b)	Guarantee from Consolidated Water Co. Ltd (“Guarantor”), along with Corporate Resolution in the amount of US$10,000,000.
(c)	Assignment of fire, all risk and perils insurance and business interruption insurance over the Fixed Assets of the Borrower. The insurer, amount of insurance and terms of the insurance are to be acceptable to the Bank and the policies together with renewals thereof are to be deposited with the Bank, including but not limited to hurricane, windstorm, fire, all risk and all perils insurance, and third party liability. The policies shall name the Bank as first loss payee. Upon the expiration of any insurance policy, the Borrower is to provide the Bank with evidence that the policy has been renewed in an amount, manner and for a period satisfactory to the Bank, and such policy continues to be assigned to the Bank.
4.	FEES: The Borrower shall pay the following fees to the Bank:
(a)	Application Fee: An Application Fee of US$5,000 paid by the Borrower to the Bank on acceptance of the Discussion Letter to be applied towards the Commitment Fee upon acceptance of the Agreement. If the Agreement is not accepted, the Application Fee is non-refundable.
(b)	Commitment Fee: A Commitment Fee of US$75,000 (less Application Fee) which shall be due and payable to the Bank on acceptance by the Borrower of this Agreement.
(c)	Annual Review Fee: An annual review fee of US$1,000.00 which shall be payable annually by the Borrower to the Bank.
(d)	Late Reporting Fee: As per Schedule A.

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(e)	Default Fees: As noted in Section 7.3 and Schedule A.
5.	CONDITIONS PRECEDENT
5.1	CONDITIONS PRECEDENT: The obligations of the Bank to make any advance available to the Borrower are subject to, and conditional upon, all of the following conditions precedent being satisfied by the Borrower:
(a)	Execution and delivery to the Bank of a copy of this Agreement.
(b)	Borrowing Resolution from the Borrower agreeing to the Facility in this Agreement, and the pledging of the required security documents.
(c)	Board Resolution of the Guarantor agreeing to the Facility and pledging of the required Security Document.
(d)	Security Documents are to be in a form and substance satisfactory to the Bank and all Security Documents have been signed and delivered to the Bank and duly registered, filed, stamped and recorded in all applicable offices or places of registration
(e)	Legal opinion in respect of the Agreement Security Documents, the corporate status of the Borrower and Guarantor and include an opinion confirming legality, validity and enforceability of this Agreement, Security and ancillary documents.
(f)	Receipt of Term SOFR Grid Promissory Note for US$10,000,000.
(g)	Certificate of Good Standing of the Borrower.
(h)	Certificate of Good Standing for the Guarantor.
(i)	Payment of Commitment Fee.
(j)	Receipt of Cyber Security Risk Assessment.

CONDITIONS PRECEDENT TO DRAWDOWNS:

(a)	Receipt of Drawdown Notice, to be provided not less than two (2) Business Days in advance.
1.2

The conditions set forth in Sections 5.1 are inserted for the sole benefit of the Bank and may be waived by the Bank, in whole or in part (with or without terms or conditions) in respect of any advance, without prejudicing the right of the Bank at any time to assert such conditions in respect of any subsequent advance.

2.	COVENANTS OF THE BORROWER
2.1	REPORTING. The Borrower covenants that it shall deliver the following reporting to the Bank:
(a)	Annual Audited Financial Statements of the Borrower is to be provided to the Bank within 180 days after the end of each fiscal year.

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(b)	Annual Audited Financial Statements for Guarantor, Consolidated Water Co. Ltd. is to be provided to the Bank within 180 days after the end of each fiscal year.
2.2	COVENANTS.

The Borrower covenants and agrees with the Bank that it shall comply with each covenant set forth in Schedule A to this Agreement and the following additional covenants:

(a)	Financial Covenants. Ensure that the following financial ratios and/or conditions are satisfied at all times:
(i)	The Borrower shall maintain a minimum Debt Service Coverage Ratio (“DSCR” as defined below) of 1.25:1 at all times based on the Borrower’s audited financial statements.

“DSCR” is defined as the ratios of (a) EBITDA (as defined below) based on audited financial statements, to (b) debt service (all principal and interest payments due to the Bank, and capital lease payments, if any) for the same period.

“EBITDA” is defined as the Earnings before Interest, Taxes, Depreciation and Amortization.

(ii)	The Borrower shall maintain a ratio of maximum Total Debt to EBITDA of 2.5:1 at all times.
6.3	General Conditions. Until such time as all debts and liabilities under the Facilities have been discharged in full, the following conditions will apply.
(a)	For credit risk management purposes, provided products and services are competitive, the Borrower is to maintain all bank accounts and banking services with the Bank. Where the Bank does not offer specific services, any other institution used by the Borrower for such services, will be acceptable to the Bank.
(b)	All costs and fees relating to the preparation of documentation outlined herein as well as the Bank’s reasonable out of pocket expenses in preparing the credit application, Agreement, Security documents, due diligence and ongoing monitoring of the facility will be for the account of the Borrower (whether or not the transactions contemplated thereby are consummated).
(c)	The Borrower shall duly and promptly pay all taxes, license fees, and maintain all licenses and permits necessary for the existence and operations of its business and comply with all applicable laws.
(d)	The Facilities shall be governed by standard events of default for transactions of this nature and as noted in Schedule A of the Agreement.
(e)	Upon expiration of any insurance policy(ies), the Borrower is to provide the Bank with evidence that the policy (ies) have been renewed.
(f)	The Borrower shall permit the Bank, its agents and representatives to visit or inspect at all reasonable times the Borrower’s assets, properties, books of record and accounts.

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(g)	The Borrower will given the Bank prompt notice of any Event Of Default or any event, which, with notice or lapse of time or both, would constitute an Event Of Default.
6.4

Other Covenants. The Borrower covenants and agrees with the Bank that until all of its liability, indebtedness and obligations under the Facility have been fully and finally discharged, it shall not, without the prior consent in writing of the Bank:

6.4.1	No Encumbrances. Create or permit any lien, security interest, mortgage, charge or other encumbrance over its assets other than encumbrances in favour of the Bank.
6.4.2	No Change of Ownership. Permit any change in the ownership or control of the Borrower, either directly or indirectly
6.4.3	No Additional Debts: Enter into guarantees or other direct or contingent liabilities other than those required in the normal course of business.
6.4.4	No Merger: Enter into mergers, acquisitions, or changes in the Borrower’s line of business.
6.4.5	Make any changes to its corporate documents or its bylaws.
6.4.6	Dispose of any assets, other than in the ordinary course of business.
6.5

Events of Default. In addition to the Events of Default contained in Schedule A the following events shall cause all indebtedness and liabilities of the Borrower to the Bank at the option of the Bank, to become immediately due and payable, and the obligation of the Bank to make further advances or other accommodation available under the credits shall terminate.

CROSS-DEFAULT:

1.

Any indebtedness of the Borrower for money borrowed is not paid when due and such failure continues past the applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a default by the Borrower, or any creditor or creditors of the Borrower become entitled to declare any such indebtedness of the Borrower due and payable prior to its specified maturity as a result of a default by the Borrower.

2.	The Borrower is unable to pay its debts as they fall due or makes a general assignment for the benefit of, or a composition with, its creditors; and
3.	A court of competent jurisdiction declares a moratorium on the payment of any indebtedness of the Borrower.
7.	EVENTS OF DEFAULT; ACCELERATION
7.1	If any Event of Default (as defined in Schedule “A”) occurs, the Bank may immediately and without notice to the Borrower, declare the unpaid principal amount of the Facility(ies) outstanding, accrued interest thereon and any other obligation of the Borrower hereunder or under the Loan Documents to be immediately due and payable, and the Bank may exercise all of its rights and remedies under the terms of this Agreement and the Security Documents to enforce repayment of all amounts outstanding and accrued hereunder.

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7.2	Where any facility is expressed to be repayable on demand by the Bank, the Bank is entitled at any time, in its sole discretion, to demand immediate repayment of any such Facility or to cancel any unavailed portion of such Facility, notwithstanding the absence of the occurrence or continuance of any Event of Default.
7.3	DEFAULT RATE: Amounts of principal, interest and fees not paid by the Borrower when due hereunder shall bear interest at the rate applicable to the corresponding Facility/ies described in Section 1 above [plus 2% per annum], calculated daily both before and after the demand of payment or default and/or judgment.
8.	MISCELLANEOUS
8.1	NOTICES: All notices and other communications to be given or delivered under or by reason of this Agreement shall, unless otherwise stated herein, be in writing, sent to the addresses set out on Page 1 of this Agreement and shall be deemed properly given (a) five days after delivery to the post office if sent by certified or registered mail, return receipt requested, postage prepaid, or (b) two days after delivery by sender to overnight courier service, or (c) if by facsimile transmission, the day following such transmission, or (d) if by personal delivery, the day of such delivery.
8.2	EXPENSES: The Borrower shall pay on demand all reasonable costs and out-of-pocket expenses of the Bank (including without limitation legal expenses) in respect of: (a) the preparation and registration (if applicable) of this Agreement and the Security Documents, (b) all enforcement actions under or in connection with this Agreement or the Security Documents (c) obtaining advice as to the enforceability of, or its rights and responsibilities in connection with, this Agreement or the Security Documents; and (d) appraisals, reports, or opinions obtained by the Bank from time to time in connection with this Agreement. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Bank by the Borrower under this Agreement shall be supplied without cost to the Bank.
8.3	GOVERNING LAW: This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Cayman Islands, without prejudice to or limitation of any other rights or remedies available to the Bank under the laws of any jurisdiction where property or assets of the Borrower may be found.
8.4	JURISDICTION: The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to such action or proceeding.
8.5	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

* * * * *

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If all the terms and conditions of this Agreement, including those in Schedule “A”, are acceptable to you, please sign and return a copy of this Agreement to us on or before August 26, 2022, failing which this offer shall lapse and the terms hereof shall be of no force or effect.

Yours truly,

/s/ Adrian Cox	/s/ Susan Graham
Adrian Cox Senior Corporate Relationship Manager Corporate & Commercial Banking	Susan Graham Director, Credit Solutions Corporate & Commercial Banking

By signing below, each of the undersigned acknowledges, accepts and agrees that (i) they have received and have read and understand every provision of this Agreement (including Schedule A), (ii) they shall be bound by the terms of this Agreement, and (iii) that the terms, conditions, representations and covenants that are set forth in this Agreement are reasonable and will be relied upon by the Bank in extending credit to the Borrower, and (iv) that products and/or service(s) offered to the Borrower herein will not be used for or on behalf of any individual or entity other than the Borrower and the other parties named in the Agreement for whose benefit such products and service are rendered.

Accepted and agreed this 16th day of September, 2022.

CAYMAN WATER COMPANY LIMITED
By:	/s/ Frederick W. McTaggart		By:	/s/ David W. Sasnett
	Name:	Frederick W. McTaggart		Name:	David W. Sasnett
	Title:	Director		Title:	Assistant Secretary

We the undersigned Guarantor confirm that the Bank is holding our Guarantee(s) in respect to the indebtedness of Cayman Water Company Limited, as outlined in this Agreement. We further acknowledge the terms and conditions of this Agreement and confirm our Guarantee(s) covers all debts and liabilities, present and future owing by the Borrower to the Bank, and all terms and conditions of the Guarantee(s) will, upon execution thereof, be in full force and effect.

CONSOLIDATED WATER CO. LTD.
By:	/s/ Frederick W. McTaggart		By:	/s/ David W. Sasnett
	Name:	Frederick W. McTaggart		Name:	David W. Sasnett
	Title:	President and CEO		Title:	Executive Vice President and CFO

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SCHEDULE “A”

STANDARD TERMS AND CONDITIONS

1.	DEFINITIONS. In this Agreement the following terms shall have the following meanings:

“Business Day” means (a) any day other than a Saturday or Sunday on which banks are generally open for business in the Country and, in respect of advances denominated in United States Dollars, shall be a day that is also a day that banks are generally open for business and on which dealings in foreign currency and exchange between banks may be carried on in New York, New York, and (b) in relation to any interest rate setting, funding, disbursement, settlement or payment of any Advance for which the interest rate is based on Term SOFR, any day that is a U.S. Government Securities Business Day.

“Base Rate” means a rate of interest per annum equal to the higher of (a) the floating rate of interest published from time to time by the Bank at its New York Agency as a reference rate or prime rate for loans made in United States Dollars, and (b) the Federal Funds Effective Rate in effect on the date of determination plus 0.50%, in each case, as determined by the Bank. Any change in the US Base Rate shall take effect at the opening of business on the day specified in the public announcement of such change and in no event shall the US Base Rate be less than 0%.

“Change in Law” means (a) the introduction, enactment, adoption or phase-in of any law, rule, directive, guideline, decision or regulation (or any provision thereof) after the Effective Date; (b) any change in any law, rule, directive, guideline, decision or regulation (or any provision thereof) or in the interpretation or re-interpretation or application thereof by any Governmental Authority after the Effective Date; or (c) compliance by the Bank with any request, guideline, decision or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Currency” with respect to loan or an advance, means the currency in which that loan or advance was made available to the Borrower.

“Country” means the country where the branch of the Bank issuing this letter is located.

“Effective Date” the date that all of the conditions precedent set forth in this Agreement have been satisfied or waived.

“Event of Default” is defined in Section 6 of this Schedule A.

“Federal Funds Effective Rate” means for any day the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate, and (b) 0%.

“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Loan Documents” means collectively, this Agreement, the Security Documents, any promissory notes executed by the Borrower in favour of the Bank and any other documents ancillary to, supplementary to or otherwise contemplated by this Agreement.

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“Person” means any individual, firm, partnership, company, corporation or other body corporate, government, governmental body, agency, trust, instrumentality, unincorporated body of persons or association.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures imposed, administered or enforced by a Sanctions Authority.

“Sanctions Authority” means any one or a combination of:

(a)	The Government of Cayman Islands;
(b)	the United Nations;
(c)	the United States of America;
(d)	Canada;
(e)	the United Kingdom and each other respective member of the European Union; and
(f)

the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including the Security Council of the United Nations, Office of Foreign Assets Control of the United States Department of Treasury, the United States Department of State, Global Affairs Canada and Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means a Person that is, or is directly or indirectly owned or controlled by, a Person or Persons listed, designated or sanctioned under any Sanctions.

2.	CURRENCY; PAYMENT NET OF TAXES
a.

All payments due from the Borrower under this Agreement shall be made in the Currency in immediately available funds, regardless of any laws, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction which affects or purports to affect such obligation.

b.

All payments by the Borrower shall be made free and clear of and without deduction for any and all present and future taxes and withholdings of any type or nature imposed by any Governmental Authority. If the Borrower is required by law to deduct any taxes or withholding from or in respect of any amount paid or payable with respect to this Agreement, such payment shall be increased as necessary so the Bank receives an amount equal to the sum it would have received had no such deduction been made, and the Borrower shall pay the applicable tax to the relevant taxing authority and provide to the Bank evidence of such payment, in a format acceptable to the Bank. The Borrower will indemnify the Bank for any taxes or withholding paid by the Bank in respect of any amount paid or payable by the Borrower under this Agreement but such indemnity will not extend to any taxes levied or imposed on the Bank by Canadian taxing authorities. The provisions of this condition as they pertain to taxes or withholding shall survive repayment in full by the Borrower.

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3.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER
(a)	If the Borrower is a corporation, the Borrower is a corporation existing and in good standing under the laws of the jurisdiction of its incorporation and has the full power, authority, capacity and legal right to enter into, exercise its rights under, and to perform and comply with its obligations under this Agreement and the other Loan Documents, and the execution and delivery of this Agreement and the other Loan Documents has been duly authorized by all necessary corporate action.
(b)	The obligations of the Borrower under this Agreement and the other Loan Documents constitute the Borrower’s legal, valid and binding obligations, enforceable against the Borrower in accordance with their respective terms.
(c)	None of the execution and delivery of this Agreement and the other Loan Documents, the performance or observance by the Borrower of any of its obligations under this Agreement and the other Loan Documents and the entry into and performance of any transaction contemplated by this Agreement and the other Loan Documents will conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default or require any authorization under any applicable law or regulation by which the Borrower is bound or will violate any order, licence, permit or consent applicable to the Borrower or by which the Borrower or any of its/his/her assets is bound, or will require any consent or approval of any person which has not been obtained.
(d)	There exists no litigation, administrative or arbitration proceedings pending or threatened in writing against or affecting the Borrower before any court, government authority or arbitrator, which would have a material adverse effect on the financial condition of the Borrower.
(e)	All tax returns have been duly and timely filed (if applicable).
(f)	he/she/it is not in breach of or in default under any law, statute, regulation, mortgage, charge, lien, agreement or other instrument, arrangement, obligation or duty by which it is bound, and he/she/it is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, which are necessary for the ongoing operation of its/his/her business.
(g)	Full disclosure has been made to the Bank prior to the date hereof of all material facts in relation to the business and affairs of the Borrower and the financial statements of the Borrower provided to the Bank have been prepared in accordance with generally accepted accounting principles and fairly represent the business and affairs of the Borrower.
(h)	The Borrower is not in default of any of the terms and conditions of this Agreement.
(i)	Neither the Borrower, (and its subsidiaries as may be applicable), and its (their) respective officers, directors, employees or agents:
i)	is a Sanctioned Person or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Sanctioned Person;

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ii)	is or has ever been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions; or
iii)

is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it.

(j)	The Borrower represents that, to its knowledge (after prudent investigation), no Person who will benefit in any capacity in connection with or from the credit facilities and/or any instruments and/or payments thereunder is a Sanctioned Person.
(k)	The Borrower, (and its subsidiaries as may be applicable), and its (their) respective officers, directors, employees or agents:
i)	have conducted business in compliance with all applicable anti-corruption or bribery laws;
ii)	will not use the proceeds of any Advance under the Loan in a manner which will violate anti-corruption or bribery laws;
iii)

are not the subject of any investigation, enquiry, or enforcement proceedings by any government authority regarding any offence or alleged offence under any anti-corruption or bribery laws and no such investigation, enquiry or proceeding is pending or had been threatened

iv)

have implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, (and its subsidiaries as may be applicable), and its (their) respective officers, directors, employees or agents with anticorruption and bribery laws.

(l)	The Borrower, (and its subsidiaries as may be applicable), and its (their) respective officers, directors, employees or agents:
i)	have and will continue to conduct business in compliance with anti-terrorist financing and anti-money laundering laws;
ii)	will not use the proceeds of any Advance under the Loan in a manner which will violate anti-terrorist financing and anti-money laundering laws;
iii)

are not the subject of any investigation, enquiry, or enforcement proceedings by any government authority regarding any offence or alleged offence under any anti-terrorist financing and anti-money laundering laws and no such investigation, enquiry or proceeding is pending or had been threatened;

iv)

have implemented, and maintain in effect policies and procedures designed to ensure compliance by the Borrower, (and its subsidiaries as may be applicable), and its (their) respective officers, directors, employees or agents with anti-terrorist financing and anti-money laundering laws;

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(m)	Neither the Borrower, (and its subsidiaries as may be applicable), and its (their) respective officers, directors, employees or agents is in in breach of or in default under any law, statute, regulation, mortgage, charge, lien, agreement or other instrument, arrangement, obligation or duty by which it is bound, including laws relating to anti-corruption and bribery, money laundering, terrorist financing, economic or trade sanctions.
4.	DEFAULT FEES:

In addition to and not in substitution for the obligations of the Borrower to the Bank under the Agreement and the rights of the Bank upon the occurrence of an event of default under the Agreement or any of the Security Documents, the Borrower shall pay the under noted fees to the Bank. For greater certainty, it is understood that the provision or payment of additional fees or increased pricing relative to exceeding the authorized credit limit established is not to be considered or construed as a commitment on the part of the Bank to permit advances beyond the authorized limits provided for in the Agreement, however,

i)	Upon event of default under the Agreement the interest rates applicable to the credit facilities may be increased by 2% p.a. until the event of default is covered.
ii)

The interest rate spread on all facilities will be amended to include an increase in accordance with the following schedule, should the Borrower not be in compliance with the delivery to the Bank of the agreed financial reporting as stipulated in the accepted Agreement;

Number of months late:	Interest Rate Spread:	Duration of Increase:
Up to 4 months past Fiscal Year End	plus 0.00%	N/A
Up to 5 months past Fiscal Year End	plus 0.25%	3 months from non-compliance
Up to 6 months past Fiscal Year End	plus 0.50%	4 months from non-compliance
Up to 7 months past Fiscal Year End	plus 0.75%	5 months from non-compliance
Up to 8 months past Fiscal Year End	plus 1.00%	6 months from non-compliance
Up to 12 months past Fiscal Year End	plus 1.50%	9 months from non-compliance
Over 12 months past Fiscal Year End	plus 2.00%	12 months from non-compliance

Fiscal Year End (“FYE”) is the mutually agreed (in advanced) preceding 12 month period or period of 52 weeks, designated by the Borrower as the end date of the time period for the completion of financial reporting including but not limited to the provision of Balance Sheets, Income Statements & Changes In Cash Flow Statements.

iii)

In the event that the Borrower’s account is overdrawn by the payment of cheques or other instruments (and authorized by the Bank) the Bank shall charge an over-run fee of ½ of 1% on the aggregate overdrawn amount minimum of US$100.00 per occurrence.

5.	COVENANTS.
5.1	Affirmative Covenants. The Borrower covenants and agrees with the Bank that, in addition to any other covenants set out in this Agreement, it shall:
(a)	Use of Proceeds. Use the proceeds of the Facility(ies) strictly for the purpose(s) set out in Section 1 of this Agreement;

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(b)	Corporate Existence. If the Borrower is a corporation, it shall preserve and maintain its corporate existence and good standing and all licences, permits and qualifications necessary to conduct its business.
(c)	Books and Records. Keep complete and accurate books and records of its transactions in accordance with generally accepted accounting practices.
(d)	Compliance with Laws. Comply with all laws applicable to the Borrower.
(e)	Litigation. Provide to the Bank notice within ten (10) days of any material litigation, proceeding or dispute, threatened in writing or commenced against the Borrower, and thereafter all information requested by the Bank concerning the status of any litigation, proceeding or dispute.
(f)	Insurance. The Borrower shall at all times, without cost to the Bank maintain the insurance in accordance with this Agreement and name the Bank as first loss payee on the insurance policies. The Borrower shall provide to the Bank copies of all insurance policies and renewals and such other information as requested by the Bank.
(g)	Sanctions. The Borrower shall comply with all Sanctions.
(h)	The Borrower shall conduct its business in such a way as to adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all Sanctions and the representations and warranties set out below are continuing representations and warranties and are therefore true and correct at all times.
(i)	The Borrower shall comply with all anti-corruption, anti- terrorist financing, anti-money laundering and bribery laws.
(j)	The Borrower shall conduct its business in such a way as to adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all anti-corruption, anti-terrorist financing and anti-money laundering laws and the representations and warranties set out below in respect of anti-corruption are continuing representations and warranties and are therefore true and correct at all times.
(k)	The Borrower shall promptly provide such information in relation to the Borrower (and its subsidiaries as may be applicable) and its (their) respective officers, directors, employees or agents, or in relation to the transaction, as may from time to time be reasonably required to enable the Bank to comply with its obligations to obtain, verify and record information in compliance with anti-terrorist financing and anti- money laundering laws.
(l)	Notice of Sanctions Activities and Right of Bank to Demand Repayment. The Borrower will notify the Bank promptly in writing and in reasonable detail, if the Borrower engages in material trade, commerce or other commercial dealings with any Sanctioned Person, or any country that is the subject of any Sanctions. For purposes of this paragraph, “material” means that such dealings account for greater than 10% of the Borrower’s assets or revenues on a consolidated basis. Upon receipt of such notification, the Bank may, if it determines in its reasonable discretion that the effect of such could reasonably be expected to have a

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material adverse effect, advise the Borrower that all of the obligations under this Agreement shall be due and payable.
(m)	Notice. The Borrower shall promptly inform the Bank in writing, on becoming aware of the same, if it (i) becomes a Sanctioned Person; or (ii) receives notice of or becomes aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
5.2	Negative Covenants. The Borrower covenants and agrees with the Bank that, in addition to any other covenants set out in this Agreement, that:
(a)	Prohibited Use of Proceeds. The Borrower shall not take, directly or indirectly, any action with respect to the use of proceeds from any of the credit facilities that will result in a violation by any Person (including, without limitation, the Borrower or the Bank) of the laws of any applicable jurisdiction, including without limitation, Sanctions.
(b)	No Sanctionable Interest in Funds. The Borrower shall not fund all or part of any payment or repayment in connection with the credit facilities out of proceeds derived from business or transactions with a Sanctioned Person, or from any action which is in breach of any Sanctions.
5.3	Real Estate Covenants. If any of the Facilities are secured by real property (land and/or buildings) then the Borrower further covenants and agrees with the Bank that it shall:
(a)	Assets and Properties. Preserve all of its assets and properties and keep the same in good repair, working order and condition, and from time to time make or cause to be made all needed and proper repairs to preserve and maintain their value, normal wear and tear excepted.
(b)	Inspection. Permit the Bank, its agents and representatives to visit or inspect at reasonable times, the Borrower’s assets, properties [(including without limitation the Property)], books of records and accounts.
(c)	Insurance. Maintain All-Risks, including windstorm coverage, on all buildings, inventory, furnishing and fittings; business interruption; and comprehensive general liability insurance with an insurance company acceptable to the Bank.
(d)	Environmental Covenants.
(i)	obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;
(ii)	allow the Bank access at all times to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;
(iii)	notify the Bank from time to time of any business activities conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

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(iv)	notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;
(v)	provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time;
(vi)	conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities;
(vii)	pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time; and
(viii)	indemnify the Bank in respect of all expenses incurred by the Bank in order to comply with or to verify the Borrower’s compliance with applicable environmental or other regulation, which expenses will constitute further advances by the Bank to the Borrower under this Agreement.
(ix)	If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d) or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank’s decision concerning the adverse change.
6.	EVENTS OF DEFAULT

If any one of the following events (each an “Event of Default”) occurs, the Bank may immediately and without notice to the Borrower, declare the unpaid principal amount of the Facility(ies) outstanding, accrued interest thereon and any other obligation of the Borrower hereunder or under the Loan Documents to be immediately due and payable, and the Bank may exercise all of its rights and remedies under the terms of this Agreement and the Security Documents to enforce repayment of all amounts outstanding and accrued hereunder:

a)

The Borrower/and or any Guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

b)

There is a breach by the Borrower or any guarantor of any other representation, warranty, covenant, term or condition contained in the Loan Documents or in any of the other documents to which the Borrower or any Guarantor and the Bank are parties;

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c)

Any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against, or consented to by, the Borrower or any Guarantor or are not dismissed or stayed within 60 days after such institution;

d)

A trustee, receiver, executor or administrator is appointed over any property of the Borrower or any guarantor or any judgment or order or any process of any court becomes enforceable against the Borrower or any Guarantor or any property of the Borrower or any Guarantor or any creditor takes possession of any property of the Borrower or any Guarantor;

e)

Any default occurs under any other credit, loan or security agreement to which the Borrower or any Guarantor or Parent is a party, or any other indebtedness of the Borrower or any Guarantor or Parent is not paid when due or becomes due or capable of being declared due before it’s stated date of payment; or Any default (however described) occurs under any other credit, loan or security agreement to which the Borrower is a party with any financial institution, and such breach is not cured within the applicable grace period; or any other indebtedness of the Borrower is not paid when due or becomes due or capable of being declared due before its stated date of payment (after giving effect to any applicable grace period).

f)	Any default occurs under any loan or credit arrangement between any Guarantor and the Bank.
g)

Any representation or warranty made or deemed made by the Borrower under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

h)	A material adverse change occurs in the business prospects or financial condition of the Borrower or any Guarantor.
i)

The Bank makes a determination that the Borrower is in breach of its representations, warranties or covenants in relation to Sanctions and therefore all of the obligations under this Agreement shall be due and payable.

j)	Any Sanctions are imposed by a Sanctions Authority in a manner which affect the performance by the Bank of any of its obligations as contemplated by this Agreement.
k)	Any adverse change occurs in the environmental condition of:
(A)	The Borrower or any Guarantor of the Borrower; or
(B)	Any property, equipment, or business activities of the Borrower or any Guarantor of the Borrower.
l)

Any governmental authority asserting or exercising de jure or de facto governmental or police powers in the Cayman Islands shall, by moratorium laws, impose foreign exchange control regulations, or otherwise cancel, suspend, defer or curtail the obligation of the Borrower to pay any amount required to be paid under the Loan Documents;

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m)	Any event of currency non-convertibility or non-transferability affecting the ability of the Borrower to pay any amount required to be paid in United States Dollars under the Loan Documents;
n)

Any authority asserting or exercising governmental or police powers in the Cayman Islands or any person acting or purporting to act under such authority shall have taken any action to condemn, seize, expropriate, or assume custody or control of, all or any material portion of the property or assets of the Borrower.

7.	CHANGES IN LAW OR REGULATIONS; INDEMNITY:
7.1	If due to any Change in Law issued or made after the Effective Date by any Governmental Authority there shall be: (a) any increase in the cost to the Bank of making or maintaining the loan; (b) any increase in the amount of capital required or maintained, or expected to be maintained, by the Bank and the amount of such capital is increased by or based upon the existence of the loan outstanding hereunder; or (c) any decrease in the effective rate of return on the capital of the Bank of making or maintaining the loan (all of the preceding excluding any such increased costs, increased capital requirements or decreased rate of return (each an “Event”, together the “Events”), resulting from (A) taxes imposed by any Governmental Authority or (B) changes in the basis of taxation of overall net income or overall gross income affecting the Bank), (the determination of any or all of the preceding Event or Events being at the Bank’s sole and absolute discretion with respect to the loan), then the Bank shall provide the Borrower with a notice, (hereinafter the “Notice”) that shall (1) describe in reasonable detail the Event together with the approximate date of the effectiveness thereof, (2) set forth the cost to the Bank of such Event, and (3) calculate such amount as the Bank determines in its sole and absolute discretion is necessary to be compensated for the cost of such Event. Such Notice (or Notices) may be sent by the Bank in respect of an Event (or Events) from time to time.
7.2	The Borrower shall within fifteen (15) days following receipt of such Notice pay directly to the Bank the amount sufficient to compensate the Bank for the cost of such Event. The Notice, including the certifications made therein, shall, in the absence of manifest error, be conclusive and binding on the Borrower.
7.3	If at any time it shall become unlawful or contrary to any regulation (whether or not having the force of law) to maintain the advances or any part thereof, the Bank shall so certify to the Borrower by way of a notice. Upon receipt of such notice, the Borrower and the Bank shall negotiate in good faith for a period up to, but not exceeding thirty (30) days, at the sole discretion of the Bank, with a view to the Bank making available the advances in a manner free of such sanctions. If upon the expiration of such a period, the Bank remains unable to continue the advances on agreed revised terms, the Bank may, by written notice, declare its obligations to be terminated on a date specified in the notice whereupon its commitment shall cease and the Borrower shall forthwith (or as specified by the Bank) prepay all advances with accrued interest and all other reasonable amounts payable to the Bank under this Agreement and the transactions it contemplates (such reasonable amounts with any cost of termination of funding arrangements, (e.g. “break-funding” costs related to the Bank’s cancellation or prepayment of existing funding arrangements), any legal or business costs incurred by the Bank in order to investigate, assess, attempt to maintain or terminate the credit facilities, as mandated by competent authorities or reasonably determined by the Bank to be necessary and desirable and any other reasonable costs, unforeseen by the Bank as of the date hereof, directly related to the purpose of this section).

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7.4	In addition to any liability of the Borrower to the Bank under any other provision of this Agreement, save and except for any claim arising solely from the wilful misconduct of an Indemnified Party, the Borrower hereby covenants to indemnify and hold harmless the Bank and its directors, officers, employees and representatives (the “Indemnified Parties”) from and against any and all actions, proceedings, claims, assessments in respect of required withholding losses, damages, liabilities, expenses and obligations of any kind that may be incurred by, or asserted against, any of them by any third party, including any governmental authority, as a result of, or in connection with, the entering into of this Agreement or the transactions therein contemplated, or as a result of any breach by the Borrower of its undertakings and representations contained in this Agreement with respect to Sanctions and/or due to any action taken by the Bank to enforce its rights under this indemnity. No action taken by the Bank pursuant to this Agreement, including the grant of the credit facilities, issuance of any financial instruments thereunder or processing of any payments or transactions, nor any action taken by the Borrower in relation thereto, shall be deemed to be a waiver of any of the Bank’s rights under any provisions of this Agreement nor shall they act to relieve the Borrower of its obligations or liabilities in relation thereto.
8.	DEPOSITS UNAVAILABLE AND CHANGE OF BORROWER’S INSTRUCTIONS
8.1	In the event that the Bank shall incur any loss or expense as result of:
(a)	any conversion, repayment or prepayment of the principal amount of any fixed rate loan and/or a Term SOFR loan on a date other than a scheduled interest payment date;
(b)	any loan not being made as a Term SOFR loan or fixed rate loan in accordance with a notice of drawdown;
(c)	any loan not being continued as, or converted into, a Term SOFR loan or fixed rate loan in accordance with a notice of drawdown;

then the Borrower shall compensate the Bank, forthwith upon written demand, for any losses incurred by the Bank for the early termination of its funding arrangements in accordance with the Bank’s normal practices.

8.2	Temporary Disruption of SOFR. Subject to Section 9 if:
(i)	the Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR; or
(ii)	the Bank determines that Term SOFR will not adequately and fairly reflect its cost of making or maintaining the Advances;

then the Bank shall give notice thereof to the Borrower as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, any outstanding Advance shall on and from such day be converted by the Bank to, and shall constitute, an ABR Advance.

9.	BENCHMARK REPLACEMENT
(a)	Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred

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prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Borrower (without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document), so long as the Bank has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.
(b)	Notwithstanding anything to the contrary herein or in any other Loan Document, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document
(c)	The Bank will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section 9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document or any notification by the Bank, except as expressly required pursuant to this Section 9.
(d)	Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Bank may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)	Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance to be made and, failing that, the Borrower will be deemed to have converted any request for an Advance into a request for an ABR Advance. Furthermore, if any Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented

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pursuant to this Section 9, such Advance shall on and from such day be converted by the Bank to, and shall constitute an ABR Advance.

Certain Defined Terms. As used in Sections 8 and 9:

“ABR” means, for any day, a rate per annum equal to the higher of:

(a)	the Prime Rate in effect on such day; and
(b)	the Federal Funds Effective Rate in effect on such day plus 0.50%.

For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Advance” means an Advance that bears interest at a rate per annum equal to the ABR plus the Applicable Margin.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period or payment period for any term rate or otherwise, or for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date.

“Benchmark” means Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date, have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 9.

“Benchmark Replacement” means, for any Available Tenor, the sum of:

(a)

the alternate benchmark rate that has been selected by the Bank as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated or bilateral credit facilities denominated in U.S. dollars in the United States or Canada, and

(b)	the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Bank for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for

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calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated or bilateral credit facilities denominated in U.S. dollars in the United States or Canada or Cayman Islands.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

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(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 9, and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 9.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR.

“Interest Period” means, with respect to any Advance, the period of 3 months.

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“NYFRB” means the Federal Reserve Bank of New York.

“Periodic Term SOFR Determination Day” shall have the meaning assigned thereto in the definition of “Term SOFR”.

“Prime Rate” means the rate of interest per annum announced publicly from time to time by The Bank of Nova Scotia’s New York Agency, as its prime rate then in effect. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then four Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Bank in its reasonable discretion.

“Relevant Governmental Body” means, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.

“SOFR” means the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. Any change in Term SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

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Cayman Water Company Limited

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

10.	GENERAL TERMS
10.1	INTERPRETATION: Notwithstanding anything to the contrary contained herein, in the event of and discrepancy or inconsistency between the provisions of this Agreement and any Security Document, the widest interpretation shall be given to the same and any condition, representation, warranty, undertaking or covenant expressed or implied in any one document shall be effective notwithstanding that the same is not contained or referred to in the other document. In the event that there is a discrepancy or conflict between the provisions of this Agreement and the said other documents and such conflict cannot be reconciled or resolved in the manner described above, the terms of this Agreement shall prevail.
10.2	JUDGMENT CURRENCY: The obligation of the Borrower hereunder to make payments in the Currency shall not be discharged or satisfied by any tender by or recovery from the Borrower pursuant to any judgment expressed in or converted to any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of the Currency so payable hereunder. Accordingly, the obligation of the Borrower hereunder shall be enforceable as an alternative or additional cause of action for the purpose of the recovery in such other currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the Currency so payable hereunder and shall not be affected by any judgment being obtained for any other sums due hereunder
10.3	EVIDENCE OF INDEBTEDNESS: The books and records of the Bank shall constitute, in the absence of manifest error conclusive evidence of advances made to the Borrower under the Facility(ies), the repayment thereof, and the indebtedness of the Borrower to the Bank. A certificate signed by an officer of the Bank shall be conclusive evidence of any rates or amounts owing under this Agreement, absent manifest error.
10.4	SET OFF:
a)

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

b)

The Borrower hereby authorizes the Bank to apply any credit balance to which it is entitled on any account of the Borrower with the Bank (in the Country or otherwise) in satisfaction of any sum due and payable to the Bank hereunder; for this purpose, the Bank is authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

10.5	WAIVER: Any waiver by either party of a breach of any part of this Agreement caused by the other party will not operate as or be interpreted as a waiver of any other breach. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions is not to be

DM3\9040007.2

Cayman Water Company Limited

considered to be a waiver of any of their rights under this Agreement or to deprive that party of the right to insist upon strict adherence to that term or any other term in future. No waiver shall be of any effect unless it is in writing and authenticated by the waiving party.
10.6	SUCESSORS AND ASSIGNS: This Agreement shall be binding upon and enure to the benefit of the parties and their successors, assigns, executors and legal administrators.
10.7	ASSIGNMENT: The Borrower may not assign or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of the Bank.
10.8	WAIVER OF IMMUNITY: The Borrower is subject to civil and commercial law with respect to its obligations as contemplated under this Agreement. The Borrower confirms that it has no immunity, or irrevocably waives any immunity which it may have under any applicable law from the jurisdiction of any court in respect of obligations contemplated under this Agreement.
10.9	ENTIRE AGREEMENT: This Agreement, together with the other Loan Documents contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all oral statements and all prior agreements and other writings with respect thereto.
10.10	SEVERABILITY: Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.11	FILINGS: On acceptance of this Agreement, the Bank is hereby authorized by the Borrower to make all such filings and registrations and provide such notices as it deems necessary in order to preserve, perfect or protect its rights under this Agreement and the Security Documents and Promissory Note.

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